EXHIBIT 99.1

CALGARY, ALBERTA -- October 5, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled subsidiary, Cougar Energy, Inc. (Cougar), has closed the property acquisition previously announced on August 11, 2009 consisting of wells, facilities and production from a private company with operations in and adjacent to the CREEnergy project.  Additional information on the property acquisition is on our website at http://www.kodiakpetroleum.com/s/AdditionalProjects.asp

The acquisition adds 2 producing wells, 4 suspended wells, and associated production facilities.  The existing wells and reserves are located in the Kidney and Equisetum fields.  Current gross production is approximately 20 barrels of oil per day.  Based on the April 1, 2009 engineering report provided by the private company, the estimated Proved and Probable oil reserves are CAD$459,000 (net present value - 10%).  Cougar will update the reserve report information as soon as possible.

This acquisition is funded with CAD$100,000 cash paid in installments over 18 months and the issuance of 155,000 common shares of Cougar at CAD$1.30 to the private company.  The shares are subject to a two year escrow agreement.

Mr. Bill Tighe, CEO of Cougar, states, "We are excited about closing this acquisition and it is a strategic step for Cougar being able to commence active development in this core area, achieve timely production and cash flow.  We have already started to advance our plan to build upon overall area production, infrastructure; provide substantial upside in workovers, secondary developments and drilling; along with the required financing.  Cougar will be actively working this fall and winter to maximize those opportunities and increase production and thus revenue."

The issuance of shares is subject to final approval of the TSX Venture Exchange.

The Corporation also announces that Cougar's working interest partner in the Lucy project was unable to complete the financing to the agreement previously announced on April 16, 2009.   As default payment, Cougar has accepted the transfer of the Alexander and Crossfield producing properties.  The properties have an estimated average production of 15 barrels of oil equivalent per day.  Cougar will update the reserve report information as soon as possible.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospect is located in the northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on Kodiak is at http://www.kodiakpetroleum.com

For further information:
Wm (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail: info@kodiakpetroleum.com
http://www.kodiakpetroleum.com
http://www.cougarenergyinc.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
Message sent on Sun Oct 4, 2009 at 11:07:49 PM Pacific Time
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